Exhibit 5.7

[LETTERHEAD OF TECK RESOURCES LIMITED]

July 6, 2012

British Columbia Securities Commission

Toronto Stock Exchange

New York Stock Exchange

United States Securities and Exchange Commission

Dear Sirs:

Re:	Teck Resources Limited (“Teck Resources”)

Final Short Form Base Shelf Prospectus

Consent of Expert

I hereby consent to the use of my name in the Final Short Form Base Shelf Prospectus of Teck Resources dated July 6, 2012 (the “Prospectus”) and in the registration statement of Teck Resources and Teck Metals Ltd. on Form F-10 filed with the United States Securities and Exchange Commission on July 6, 2012 (the “Registration Statement”) in connection with references to my approval of the mine plans, metallurgy and the financial models on which the mineral reserves of the Quebrada Blanca hypogene project were based in Teck Resources’ Management’s Discussion and Analysis for the quarter ended March 31, 2012 (the “QB Hypogene Information”), and to the use of the QB Hypogene Information, or portions thereof, and to the inclusion or incorporation by reference of information derived from the QB Hypogene Information, in the Prospectus and in the Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the QB Hypogene Information or that are within my knowledge as a result of the services I have performed in connection with the approval of the QB Hypogene Information.

Yours truly,

/s/ Michael J. Allan, P.Eng.
Michael J. Allan, P.Eng.